EXHIBIT 10.2

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into as of April 25, 2018 by and between SPECTRUM BRANDS, INC., a Delaware corporation, (“Company”), SPECTRUM BRANDS HOLDINGS, INC. (including any entity that becomes the successor public holding company of such entity, the “Parent”, and together with the Company ,“Spectrum”) and ANDREAS ROUVE´ (“Executive”).

WHEREAS, Executive has been employed by the Company as Chief Executive Officer and President of Spectrum pursuant to the terms of a March 16, 2015 Employment Agreement, as amended (“Employment Agreement”); and

WHEREAS, pursuant to the terms of the Employment Agreement, the Company has the right to terminate the Employment Agreement by providing the Executive with ninety (90) days’ written notice; and

WHEREAS, subject to the terms of the Employment Agreement, the Company will provide Executive with certain severance benefits in exchange for Executive’s agreement to comply with certain restrictive covenants and to execute a release of claims in favor of the Company; and

WHEREAS, Executive and the Company (collectively, the “Parties” and each a “Party”) now desire and intend to amicably sever the employment relationship between them; and

WHEREAS, the Parties have read and understood the terms of this Agreement and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering into this Agreement.

In consideration for the mutual promises and covenants set forth herein, the Parties covenant and agree as follows:

1. Employment Termination.  The Parties have agreed that Executive’s employment with the Company pursuant to the Employment Agreement will terminate effective as of April 25, 2018 (the “Termination Date”).

A. The Parties agree that Executive’s employment and any and all titles, positions and appointments Executive holds with the Company and its parent, subsidiaries and affiliates (the “Company Group”), whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise, are terminated as of the Termination Date, and (i) Executive shall be deemed to have resigned from all such titles, positions and appointments as of the Termination Date, and (ii) Executive agrees promptly to execute any documents reasonably required to effectuate the foregoing.

B. Effective as of the Termination Date, Executive shall have no authority to act on behalf of any member of the Company Group (and shall not hold himself out as having such authority), enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member

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of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group.  As of the Termination Date, Executive shall not report to the offices, or attend any premises, of the Company or any member of the Company Group.

C. Executive will be paid One Hundred Eighty-Three Thousand Seven Hundred Fifty Dollars and No Cents ($183,750.00) (in the aggregate) in lieu of ninety (90) days’ notice of termination under the Employment Agreement, such notice payments to be paid periodically in accordance with the regular payroll practices of the Company during the ninety (90) day notice period following the Termination Date.

D. Payment for accrued but unused vacation of nine (9) days as of the Termination Date, with such payment being made on the first regularly scheduled payroll date occurring on or following the Termination Date.

2. Severance Pay and Benefits. In consideration for Executive’s entering into this Agreement, including without limitation, the covenants contained in Sections 7 and 8 of this Agreement, Executive shall be entitled to the payments and benefits set forth in Sections 2A, 2B, 2C, 2D, 2E, 2F, 2G and 2H below (the “Severance Benefits”):

A. Severance.  Severance pay equal to (i) One Million One Hundred Two Thousand Seven Hundred Fifty Dollars and No Cents ($1,102,750.00) (in the aggregate), representing one and one-half (1 ½) times Executive’s annual Base Salary, and (ii) Nine Hundred Eighteen Thousand Seven Hundred Fifty Dollars and No Cents ($918,750.00) (in the aggregate) equal to the Executive’s bonus (at Target Level) under the Company’s Management Incentive Plan, in each case, to be paid in equal installments in accordance with the Company’s regular payroll practices, over a period of eighteen (18) months commencing as of  the expiration of the ninety (90) day notice period following the Termination Date (such date, the “Severance Period”).

B. 2018 MIP Bonus.  The annual bonus earned, if any, by Executive pursuant to the Company’s 2018 Management Incentive Plan based on actual performance results, will be paid in a lump sum (or at the election of the Compensation Committee of Parent, in Parent common stock) at substantially the same time as fiscal 2018 bonuses are paid to other executives of the Company.

C. Continuation of Health and Welfare Benefits.

(i) The Company will provide continuation medical, dental, vision and prescription drug benefits (“Continuation Benefits”) until the end of the Severance Period substantially similar to those provided to the Executive and his dependents by the Company immediately prior to the Termination Date, at no greater cost to the Executive or the Company than the cost to the Executive and the Company immediately prior to such date, provided, however, that such continuation coverage shall end earlier upon

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Executive’s becoming eligible for comparable coverage under another employer’s benefit plans;
(ii) Executive’s Executive Life Insurance benefit will be continued at the Company’s expense until the end of the Severance Period.

(iii) In addition, if applicable, the Company will pay to Executive, between January 1 and March 31 of the year following the year in which the  Continuation Benefits become includible in Executive’s income for tax purposes, an additional amount to make Executive whole for the amount of such tax liability and the additional amount (the “Additional Payment”).  The Company will not be liable for any excise, penalty or other like taxes or any interest with respect to the payment of taxes.  The amount of the Additional Payment will be determined by an accounting firm chosen by the Company using any financial information reasonably requested of Executive to calculate the amount of the Additional Payment.

D. Relocation Benefits.  In full and final satisfaction of any and all Company obligations, under the Employment Agreement or otherwise, to pay for relocation costs for Executive and his dependents to a U.S. or foreign location as determined by Executive, the Company will pay Executive a lump sum payment in the gross amount of Five Hundred Thousand Dollars and No Cents ($500,000), net of applicable taxes, on or prior to December 31, 2018 (the “Relocation Payment”).

E. Vehicle.  Executive will be permitted to continue utilizing his Company-subsidized leased vehicle during the ninety (90) day notice period and for twelve (12) months following the expiration of such period.  After the twelve (12) month period expires, Executive may purchase the Company-subsidized leased vehicle under the terms provided in the Employment Agreement and as specified in writing to the Executive by the Company.

F. Accrued Salary and Un-Reimbursed Business Expenses.  The Company will pay Executive (i) any annual Base Salary earned but unpaid through the Termination Date, and (ii) reimbursement for all un-reimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date and not yet reimbursed by the Company; provided, however, that Executive must submit to the Company, within thirty (30) days after the Termination Date, any outstanding expense reports within his possession, and Executive shall not receive reimbursement in respect of any expense reports submitted after such date.

G. Accrued Benefits under Plans.  Executive will be entitled to all benefits accrued up to the Termination Date, to the extent vested, under all employee benefit plans of the Company Group in which Executive participates (except for any plan that provides for bonus, severance, separation pay or termination benefits) in accordance with the terms of such plans and any amounts required to be paid pursuant to applicable law. The Company will continue contributions under the pension agreement between VARTA Geratebatteries

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GMBH and the Executive, dated May 17, 1989 including the supplement of July 1, 1999 and will take such actions and make such contributions such that the pension entitlement shall be fully vested.

H. Tax Preparation Assistance.  Executive will be eligible for payment of a stipend for professional fees incurred in connection with the advice and filing of his 2018 income taxes in accordance with the Company’s policies.

I. Severance Terms.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the payments and benefits described in Sections 2A, 2B, 2C, 2D, 2E, 2F, 2G and 2H above are subject to (i) Executive’s execution of this Agreement within fifty-five (55) days following the Termination Date and not revoking this Agreement before expiration of the seven (7) day revocation period set forth in Section 9E of this Agreement, and (ii) Executive’s continued compliance with the covenants as set forth in Sections 7 and 8 of this Agreement.

(i) Executive acknowledges that, pursuant to this Agreement, he is receiving consideration in addition to any amounts to which he would have otherwise been entitled but for this Agreement.

(ii) For the avoidance of doubt, the Severance Benefits described in this Section 2 are not intended to result in any duplication of any payments or benefits described in the Employment Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company.

(iii) Subject to Executive’s compliance with Section 8 of this Agreement, the obligations of the Company under this Agreement shall not be affected by Executive’s receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the Termination Date, and Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

(iv) The obligations of the Company are not affected by Executive’s death or disability.

J. Tax Consequences.  The Parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be compliant with or exempt from Section 409A.  Notwithstanding the foregoing, the Company shall have no obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.  For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.  Executive acknowledges that since Executive is a “specified employee” (within the meaning of Code section 409A) at the time of the Executive’s separation from service, the payment of any amount

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under this Agreement that is considered deferred compensation subject to 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Code section 409A(a)(2)(B)(i), for six (6) months after Executive’s separation from service or, if earlier, Executive’s death (the “409A Deferral Period”).  Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the date after the 409A Deferral Period expires, and the balance of any Severance payments shall be made as scheduled.

(i) Notwithstanding anything herein to the contrary, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following  the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.

(ii) To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

3. Full Satisfaction. Executive acknowledges and agrees that, except as expressly provided in this Agreement, (i) Executive is not entitled to any other compensation or benefits from the Company or any member of the Company Group (including without limitation any severance or termination compensation or benefits) and (ii) as of and after the Termination Date, Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (a “Qualified Plan”); provided, however, that nothing in this Agreement shall constitute a waiver by Executive of his rights to vested benefits, if any, under any Qualified Plan or under any Company Group health plan or to any other benefits to which

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he may be entitled under applicable law in respect of his services to any member of the Company Group prior to the Termination Date.

4. Equity Awards.  The Parties acknowledge that as of the Termination Date, subject to this Agreement becoming effective and irrevocable, Executive will vest in 9,273 shares pursuant to the Executive’s 2017 Equity Incentive Plan Award.  For the avoidance of doubt, Executive acknowledges that he has no entitlements to the fiscal year 2018 equity compensation programs and S3B Award program participation is forfeited in its entirety. The Parties agree that there are no other equity awards, other than those specified above, to which Executive is or could be entitled to receive as of the Termination Date.

5. Release of Claims.  Executive, on behalf of himself, his spouse, dependents, heirs, attorneys, successors and assigns, hereby releases, holds harmless and forever discharges the Released Parties from any and all claims, damages, fees, costs or other equitable, legal, statutory or common law relief for any causes of action, obligations, contracts, torts, claims, costs, penalties, fines, liabilities, attorneys' fees, demands or suits, of whatever kind or character, known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, arising out of or related to his prior employment with the Company, his Employment Agreement, his separation from employment with the Company, any policies or agreements governing terms of his employment, and any acts or omissions by the Company or any of the Company's current and former officers, directors, shareholders, principals, attorneys, agents, Executives, affiliates, parent companies, subsidiaries, successors and assigns, at any time up through the Effective Date of this Agreement (“Claims”).  This release includes, but is not limited to, a waiver, discharge and release by the Executive with respect to any damages or relief of whatever nature or description, including, but not limited to, compensatory and punitive damages and equitable forms of relief, as well as any claim for attorneys’ fees or costs, which may arise from any of the Claims waived, discharged or released.

A. Claims Released.  The Claims released by Executive under this paragraph include all known and unknown claims, promises, causes of action, grievances, or similar rights of any type that Executive had or presently may have, with respect to any of the Released Parties.  Executive acknowledges that the Claims released under this section might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to, the following:

(i) Claims for breach of contract (including, but not limited to, any breach of the Employment Agreement), whether express, implied or implied-in-fact, promissory estoppel, wrongful discharge, retaliatory discharge, interference with contractual relations or prospective economic advantage or violation of any duties of good faith and fair dealing;

(ii) Claims for salary, bonus compensation, incentive compensation, commissions, deferred compensation, stock compensation, premium payments, overtime compensation, vacation, paid time off, sick leave, family leave, medical leave, fringe benefits or remuneration of any

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kind arising out of or relating to his employment by the Company up through the Termination Date;

(iii) Any and all Claims under or pursuant to the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, United States Presidential Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, and the Fair Labor Standards Act, as well as any other federal, state or local law, statute, ordinance, rule, regulation or executive order relating to employment, wages and hours and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs under such statutes and laws;

(iv) Any and all Claims under the Wisconsin Fair Employment Act, Sections 109.03, 109.07, 109.075 and 109.09 of the Wisconsin Statutes, and any other Claims under Section 109 of Wisconsin Statutes, state or local family and/or medical leave laws, as well as any other state or local law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs under such statutes and laws;

(v) Claims for intentional torts, negligence, negligent or intentional infliction of emotional distress, personal, emotional or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, or any other statutory or common law tort theory of recovery; and

(vi) Claims arising under the Executive Retirement Income Security Act of 1978 ("ERISA"), or pertaining to ERISA-regulated benefits, including any claims for severance pay, welfare benefits, unvested retirement benefits or other remuneration or benefits of any kind or character.

B. Exclusion for Certain Claims. Notwithstanding the foregoing, the Parties agree that the release in this Section 5 does not apply to any unpaid salary, unused vacation, unreimbursed business expenses, notice pay, Continuation Benefits, Relocation Payment, or any Claims arising after the date Executive signs this Agreement, nor shall anything herein prevent Executive from instituting any action to enforce the terms of this Agreement.  The Parties further agree that the release in this Section 5 does not apply to any indemnification rights that Executive may have has an officer or director under any Company Group by-laws, insurance policies or applicable law or any claims that may not, as a matter of law, be released.  In addition, the Parties agree that nothing herein shall be construed to prevent the Executive from enforcing rights, if any, under ERISA to recover any vested benefits.

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C. Unknown Claims.  Executive acknowledges that he is releasing Claims that he may not know about, and that he does so with knowing and voluntary intent.  Executive expressly waives all rights that he may have under any law that is intended to protect his from waiving unknown Claims.  Executive further acknowledges that he understands the significance of doing so.

D. Governmental Investigations.  Notwithstanding any provision in any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company on or prior to the Effective Date of this Agreement (collectively, the “Confidentiality Agreements”), nothing contained in this Agreement or the Confidentiality Agreements (i) prohibits Executive from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulations of the SEC, (ii) prohibits Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations, or (iii) limits Executive’s right to receive an award for information provided to the SEC staff in accordance with such laws and regulations.  In addition, nothing in this Agreement prohibits Executive from filing a charge, cooperating with or reporting to any federal, state or local government agency (including without limitation the United States Department of Labor, the Equal Employment Opportunity Commission, the SEC, the Department of Justice and/or the National Labor Relations Board).  However, Executive understands and agrees that he is waiving the right to any monetary recovery in connection with any complaint or charge that Executive may file with an administrative agency, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 or any laws or regulations enforced by the SEC.  Further, Executive does not need prior authorization from Spectrum, or any of its parent companies, subsidiaries or affiliates, to engage in such cooperation, reports communications or disclosures, and Executive is not required to notify the Company if he engages in any such cooperation, reports, communications or disclosures.

E. Released Parties.  The “Released Parties” shall include Spectrum Brands, Inc., and all of its Parent Companies, Subsidiaries and Affiliates and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future Executives, officers, directors, managers, stockholders, partners, members, owners, representatives, assigns, attorneys, agents, insurers, Executive benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

6. Return of Company Property; Use of Company’s Physical Property. Upon the Termination Date (or such earlier date requested by the Company in writing), Executive shall return (and shall not retain) to the Company all originals and copies of papers, notes and documents (in any medium, including computer disks), whether property of any member of the Company Group or not, prepared, received or obtained by Executive

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during the course of, and in connection with, his employment with the Company or any member of the Company Group, and all equipment and property of any member of the Company Group which may be in Executive’s possession or under his control, whether at the Company’s offices, Executive’s home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of Executive.  Executive agrees that he and his family shall not retain copies of any such papers, work papers, notes and documents.  Notwithstanding the foregoing, Executive may retain copies of any employment, compensation, benefits or shareholders agreements between Executive and the Company, this Agreement and any employee benefit plan materials distributed generally to participants of any such plan by the Company or any member of the Company Group.

7. Non Disparagement; Cooperation.

A. Nondisparagement.  Executive shall at no time, whether in writing or orally, malign, denigrate or disparage the Company or any member of the Company Group, or any of their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.  Nothing contained in the preceding sentence shall (or shall be deemed) to prevent or impair Executive from testifying, to the extent that Executive reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled or required.

B. Cooperation.  Executive shall continue to make himself available at reasonable times, so as not to unreasonably interfere with his ongoing business activities, to the Company Group and to advise the Company Group, at their request, about disputes with third parties as to which Executive has knowledge, and Executive agrees to cooperate fully with the Company Group in connection with litigation, arbitration and similar proceedings (collectively “Dispute Proceedings”) and to provide testimony with respect to Executive’s knowledge in any such Dispute Proceedings involving the Company or any member of the Company Group, in all cases without additional compensation or consideration from the Company.

8. Nondisclosure; Non-Compete; Non-Solicitation; Confidentiality
A. Disclosure of this Agreement. The Parties agree and understand that this Agreement may be publicly disclosed by the Company as required for SEC or other regulatory disclosure requirements.
B. Competition, Non-Solicitation and Confidentiality.

(i) Notwithstanding anything to the contrary in this Agreement, the covenants and other provisions set forth in Sections 6 and 7 of the Employment Agreement that expressly survive termination of Executive’s

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employment (the “Post Termination Covenants”) shall survive the Termination Date and be effective for the periods described therein and are hereby incorporated by reference into this Agreement.

(ii) Executive understands that the Post Employment Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company, but Executive nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public, and (D) such provisions are not unduly burdensome to Executive in light of the substantial payments that Executive will receive.

(iii) It is expressly understood and agreed that, although Executive and the Company consider Post Employment Covenants to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any of the Post Employment Covenants or restriction contained elsewhere in this Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9. Miscellaneous.

A. Entire Agreement.  Except as otherwise expressly provided herein, this Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes all other agreements relating thereto, whether written, oral, express or implied, between the Parties; provided, however, that no rights or obligations established under any such superseded agreement and specifically preserved by this Agreement are extinguished.  Other than this Agreement, and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between Executive and the Company that survive the execution and delivery of this Agreement by the Parties

B. Non-admission. Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or on the part of any of the Released Parties.

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C. Voluntary Agreement.  Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement.  Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

D. Time to Consider.  Executive acknowledges that he has been advised that he has fifty-five (55) days from the Termination Date to consider all the provisions of this Agreement and that, to the extent that he signs this Agreement prior to the expiration of the fifty-five (55) day period, he knowingly and voluntarily waives any additional time to consider this Agreement.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO  CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASED PARTIES, AS DESCRIBED IN SECTION 5(E) OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

E. Revocation.  Executive hereby acknowledges and understands that, after signing this Agreement, Executive shall have seven (7) days from the date of signing to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Sections 2A, 2B, 2C, 2D, 2E, 2F, 2G and 2H of this Agreement until eight (8) days have passed since Executive’s signing of this Agreement without Executive having revoked this Agreement, in which event the Company shall arrange and/or pay the Severance Benefits consistent with the terms of the Agreement (the “Effective Date”).  If Executive revokes this Agreement, Executive will be deemed not to have accepted the terms of this Agreement, and no action will be required of the Company under any section of this Agreement.

F. Successors. The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

G. Arbitration.  Any dispute arising out of or relating to the interpretation, application or enforcement of this Agreement will be resolved by final and binding arbitration in accordance with the then existing Employment

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Arbitration Rules of the American Arbitration Association (“AAA”), provided, however, that nothing in this Agreement precludes any Party from filing litigation in any court of competent jurisdiction seeking injunctive relief to compel the arbitration of any dispute or to maintain the status quo pending arbitration of any dispute covered by this Agreement.  The Parties will agree upon one arbitrator, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute.  If the Parties cannot agree upon one arbitrator, an arbitrator shall be selected by the parties through the arbitrator selection procedures established by the AAA.  This arbitration provision constitutes a waiver of any right to a jury trial and relates to the resolution of all claims arising out of, relating to, or in connection with this Agreement, as well as the interpretation, validity, construction, performance, breach, or termination of this Agreement.  Any arbitration under this Agreement will be held in Madison, Wisconsin or such other location as may be mutually agreed by the Parties.

H. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.  Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (collectively, “Actions” and, individually, an “Action”), including without limitation an Action to compel arbitration of any dispute under Section 9G of this Agreement, must be filed in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts.  Each Party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

I. Severability.  In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect.  In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

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J. Waiver.  A failure of any of the Released Parties to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

K. Taxes.   Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, the Company or any member of the Company Group, as applicable, may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

L. Counterparts.  The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument.  Each party hereto confirms that any facsimile copy of such Party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

M.D&O Insurance.  To the knowledge of the Company, currently there is no basis for any claims against Executive or any of the Released Parties based upon any acts or omissions of Executive during the term of his employment as an officer of the Company and/or his service as a director of the Parent and the Company. Following the Termination Date, Executive will continue to be entitled to indemnification to the maximum extent provided by law and the Company’s and Parent’s governing documents and applicable insurance agreements, for claims, causes of action, litigation (and reasonable litigation expenses), losses, damages and costs imposed on, asserted against, or incurred by Executive in connection with any act or omission of Executive for an on behalf of the Company or the Parent during his employment with the Company and Parent and/or his service as a director of the Parent and the Company that Executive reasonably and in good faith believed was in the furtherance of the interests of the Company and the Parent, unless such act or omission constituted gross negligence or intentional misconduct or was outside the scope of the Executive’s authority, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Executive, unless authorized by the Board of Directors of the Parent.  Such indemnification shall be covered by the terms of the Company’s policies of insurance for directors and officers of the Company and the Parent in effect from time to time (the “D&O Insurance”).

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Presented By:

Name:	_______________________	Date Delivered: ___________________________
Executive: Signature: Printed Name:	_______________________ Andreas Rouve´	Date Signed: ___________________________
Company: Signature: Printed Name:	_______________________	Date Signed: ___________________________

Return Signed Agreement to:

Nathan Fagre, Esq.

General Counsel

Spectrum Brands, Inc.

3001 Deming Way

Middleton, WI   53562